Exhibit 99.1
Atlassian Enters Into Definitive Agreement to Acquire DX
Atlassian and DX to close visibility gap on AI investments, enhancing engineering intelligence for enterprises
TEAM Anywhere/SAN FRANCISCO & SALT LAKE CITY— September 18, 2025 — Atlassian Corporation (NASDAQ: TEAM), a leading provider of team collaboration and productivity software, today announced it has entered into a definitive agreement to acquire DX, a leader in engineering intelligence. Together, Atlassian and DX will empower enterprises to understand how their AI investments are helping engineering teams accelerate and improve their work.
As organizations deploy AI at pace, leaders of large engineering teams grapple with understanding the productivity gains and returns on their investments. DX addresses this, helping them measure, benchmark, and improve developer productivity through data-informed decisions. By integrating DX into Atlassian’s System of Work alongside tools like Rovo Dev, Jira, Bitbucket, Bitbucket Pipelines and Compass, customers will get the insights and tools they need to make teams more effective and connected than ever before.
“Using AI is easy, creating value is harder. Today's announcement is about helping our 300,000+ customers understand if they’re making the right investments to win in the AI era,” said Mike Cannon-Brookes, Atlassian’s CEO and co-Founder. “By bringing DX into Atlassian’s System of Work, we’re helping engineering teams from some of the biggest enterprise companies move faster, more intentionally, and with incredible impact.”
“We started DX five years ago on the belief that measuring developer productivity and experience was an unsolved problem that requires a research-driven approach,” said Abi Noda, DX’s CEO and Founder. “Combining our data intelligence with Atlassian’s AI-powered tools, we can provide customers with unmatched understanding, solutions and feedback to accelerate developer productivity.”
Together, Atlassian and DX will provide a holistic view of developer productivity and satisfaction through:
•Measurement of AI adoption and impact to help leaders determine what’s moving the needle versus what’s adding noise.
•360° visibility into developer experience, combining qualitative feedback and quantitative signals to identify where flow breaks.
•Real-time insights into developer productivity and system health, enabling leaders to spot bottlenecks and investment areas.
“We’ve built a world-class engineering organization at Atlassian with developer joy at the core because we know happy developers are more productive and creative, translating to better products and greater value for customers,” said Rajeev Rajan, Atlassian’s Chief Technology Officer. “DX gives engineering leaders a clear view across R&D—showing not just what’s getting done, but how teams feel about it—at a time when AI is transforming developers’ roles and deep understanding has never mattered more.”
DX has already established a strong pre-sales and post-sales engineering motion with enterprises, maximizing the value and effectiveness of its offerings. Since nearly all of its customers are Atlassian users, partnering with Atlassian provides DX the opportunity to expand its reach to Atlassian’s customer base of over 300,000 customers.
Details of the Transaction
Under the definitive agreement, Atlassian will acquire DX for approximately $1 billion in cash and restricted stock, including DX’s cash balance, subject to customary adjustments.
The transaction is expected to close in the second quarter of its fiscal year 2026, subject to customary closing conditions and required regulatory approvals.

This transaction does not change Atlassian’s previously issued fiscal year 2027 non-GAAP operating margin target.
For additional details on the announcement from Mike Cannon-Brookes, Atlassian’s CEO and co-Founder, head to Atlassian’s Work Life blog.
About Atlassian
Atlassian unleashes the potential of every team. A recognized leader in software development, work management, and enterprise service management software, Atlassian enables enterprises to connect their business and technology teams with an AI-powered system of work that unlocks productivity at scale. Atlassian’s collaboration software powers over 80% of the Fortune 500 and 300,000+ customers worldwide - including NASA, Rivian, Deutsche Bank, United Airlines, and Bosch - who rely on our solutions to drive work forward.
About DX
DX is a developer intelligence platform designed to help engineering organizations measure, understand, and improve developer productivity and satisfaction. It gives engineering leaders and platform teams the data and insights they need to take the right actions to drive higher ROI per developer. DX serves hundreds of the world’s most iconic companies, including Dropbox, Block, Pinterest, and BNY.
Forward-Looking Statements
This press release contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “estimate,” or “continue,” and similar expressions or variations, but these words are not the exclusive means for identifying such statements. All statements other than statements of historical fact could be deemed forward-looking, which are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: Atlassian’s ability to successfully integrate the business, technology, product, personnel and operations of DX, and to achieve the expected benefits of the acquisition; the ability of Atlassian to extend its leadership in the team collaboration and productivity software space, or to develop and commercialize developer productivity and satisfaction software; the potential benefits of the transaction to Atlassian and DX customers; anticipated new features and solutions that will become available; the ability of Atlassian and DX to close the announced transaction and the expected timing of the closing of the transaction; the ability to integrate Atlassian’s and DX’s technology, including in AI and security investments; the financial statement impact of the transaction on Atlassian, including any impact on its share repurchase strategy; risks related to any statements of expectation or belief; and risks related to any statements of assumptions underlying any of the foregoing.
Atlassian undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.
The achievement or success of the matters covered by such forward-looking statements involves known and unknown risks, uncertainties and assumptions. If any such risks or uncertainties associated with Atlassian’s and DX's business materialize or if any of the assumptions prove incorrect, actual results could differ materially from the results expressed or implied by the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Forward-looking statements represent Atlassian’s management’s beliefs and assumptions only as of the date such statements are made.
Further information on factors that could affect the expected results of the transaction is included in filings Atlassian makes with the Securities and Exchange Commission (the “SEC”) from time to time, including the section titled “Risk Factors” in its most recently filed Forms 10-K and 10-Q, as well as those that may be updated in its future filings with the SEC. These documents are available on the SEC Filings section of the Investor Relations section of Atlassian’s website at https://investors.atlassian.com.

Atlassian Investor Relations Contact
Martin Lam
IR@atlassian.com
Atlassian Media Contact
M-C Maple
press@atlassian.com

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